optiPulse, Inc.

Patented unique 6G optical wireless connections may be used for gaming, wireless data centers and to develop a Holobarn.


Changing the way we communicate at the *Speed of Light*
INC
optiPulse
Optical Wireless Data Transfer
Countless Applications
*Light beams are invisible and engineered to be eye-safe.

Invest

$99 minimum investment

DEADLINE: May 17, 2024
in 18 days

SHARE PRICE
$0.50

TOTAL RAISED
$14,829

VALUATION
$23,991,162

4(a)(6) offering provided by Netcapital Funding Portal Inc.

Pitch Updates Discussion

INTRODUCTION

OptiPulse is building the next generation 6G communications with Optical Wireless forming potential market dominance with low cost, best-in-class performance and rapid deployment strategies all enabled by a new type of compound semiconductor light source.

We believe OptiPulse's disruptive technology is superior to what the marketplace offers currently and can help realize 6G worldwide. OptiPulse's products plan to span from high speed wireless gaming connections, to indoor LiFi connections, wireless data centers, middle mile distances to last mile (1-2 kilometers or less) user connections, to wireless cell phone connections. Chips have been clocked at 25Gbps in a single channel. Multiplex multiple channels could yield a single beam over 100Gbps. Photonic semiconductor chips produce a new type of light source that is highly configurable. This emitter is the ideal candidate to develop an all-optical meshed network with low cost and high-speed connections. The LightGrid™ products, which could change the industry, are licensing semiconductor chips, integrated circuit boards, data links, SmartPoles, and Managed Networks. Because of the patented technology (8 patents), OptiPulse can produce these at low cost. We can disrupt the industry with record performance, reliability, sustainability but appeal to affordability in the marketplace.

The platform nature is designed to reduce the risk for investors because the core technology can be applied to multiple markets immediately through evaluation kits.



"Our goal is to increase connection speeds across the board for all communications products, starting with in-home networking, gaming, and wireless data center developments."

– John Joseph
CEO, OpitPulse

SUCCESS TO DATE







- OptiPulse has **designed and produced photonics chips** for optical wireless demonstrations.
- OptiPulse **sold first prototype** to top social media organization.
- OptiPulse secured and successfully completed and demonstrated a **Phase 1 SBIR for the National Science Foundation**: Non-mechanical beam steering of optical wireless beams.
- OptiPulse secured a **DoD SBIR Phase I** as a contracting to the prime. Using our devices the team was granted a overachievement award from the DoD.
- OptiPulse's **third prototype** demonstrated 10Gbps full duplex between 2 buildings over 100 meters at a local community college.
- OptiPulse has secured processing agreements with **Center for Integrated Nanotechnology.**
- OptiPulse chip data shows **incredible optical power and bandwidth** for a low Size Weight and Power (consumption) and Cost -SWAPC device.
- **14 patents** have been granted.
- **Laser Focus World**
  New photonics stock indices: A spotlight on the ecosystem of impact and opportunities


Farfield

PROBLEM

Gaming, VR and many other applications require low latency, high bandwidth connections. Latency is inherent in many connections and is due to current switching and routing techniques and the number of nodes to your devices.

This new gaming center is planned to use demonstrated 10 Gbps optical wireless links to replace the cords and fibers that are required for high bandwidth links to gaming computers and platforms, VR head gear, and wireless data centers. The technology increases the download bandwidth of typical current wireless technologies by an order of magnitude enabling super high resolution displays with low latency connections.

SOLUTION

A breakthrough photonic semiconductor chip has been invented, patented, fabricated, tested, prototyped and now ready for product development. A Near InfraRed (NIR) invisible light source creates an optical wireless 10Gbps single channel link which can be directed with an electrical signal proven in a successful NSF seed fund Phase I SBIR. With development, the technology can result in a disruptive low-cost, high-performance way to distribute communications infrastructure to any area or device. There are many applications that this "Wireless Technology" can be used for.


Systems Development
Optical Fiber to Optical Wireless
optiPulse-2 Laser Housing
P3
Cisco AIR-CAP1532I-B-K9
Outdoor Access Point
Cisco IR829 Router in
Cantex Electrical Box
optiPulse Controls in NEMA
optiPulse-1 Laser Housing
On J-E
OPTIPULSE
Poor
optical
fiber
signal in
1x10-8
BER
March 19, 2019 iPerf Data
Excellent
output
signal
signal out
1x10-12
BER
Super Green Alert:
This system improves signal integrity which reduces other external power needs and amplifiers in the entire network
optiPulse

BUSINESS MODEL

We aim to provide evaluation boards and chips to Original Equipment Manufacturers OEMs to produce the products of tomorrow today. OptiPulse is a revolutionary photonics semiconductor company with a platform technology for many advanced product concepts.

MARKET

OptiPulse Inc. plans to launch a sustainable optical wireless market, building market share through its Value Proposition, but also enhancing the market by empowering customers and partners through its technology. OptiPulse's smart pole is designed to enable rural communities to interact with the rest of the world via high bandwidth links. The optical wireless technology may also challenge fifth generation (5G) infrastructure models and space connections and may enable sixth generation (6G) technology – and maybe all future (Next G) generations.

Currently, slower wireless connections and higher priced fiber form the bulk of the world's communications infrastructure installation products. With the planned LightGrid™ family of products, OptiPulse has demonstrated in the "LOS" market its technology is:

RF market:

- >10 x faster
- Uses much less energy to send each bit
- Can easily direct larger beam areas at receiver than LOS 5G making more stable link
- Arrays of Arrays directing beams enable theater control for communications at literal lightning speed
- Can Compete with RF MIMO
- More Secure and higher encryption

FSOC market:

- Non-Mechanical beam steering
- Ultra-low CSWaP (Cost Size Weight and Power)
- Order of Magnitude cheaper laser
- Much faster than FSOC performance
- Non coherent light sources advantages in atmospheric propagation
- Can be made eye safe

We believe OptiPulse's disruptive technology is superior to what the marketplace offers currently and may help realize 6G worldwide.

OptiPulse's products are planned to span from High speed wireless gaming connections, to indoor LiFi connections, wireless data centers, middle mile distances to last mile (1-2 kilometers or less) user connections, to wireless cell phone connections. Chips have been clocked at 25Gbps in a single channel. Multiplex multiple channels could yield a single beam over 100Gbps.

TEAM



John Joseph

CEO, Founder/Inventor OptiPulse

John Joseph has designed, processed, and managed the development of high performance, record breaking, electro-optic on chip systems – specializing in vertical cavity surface emitting laser (VCSEL) arrays for communication, sensing, and power transfer. John and his colleagues worked at Sandia National Laboratories' (Albuquerque, NM) Compound Semiconductor Research Laboratory (CSRL) from the late 1980s well into the 1990s. A specialist in processing, including photolithographic and plasma physics for material depositions and etches, John created his own device designs and processing methods - including patented micro-optic lens arrays and packaging schemes that enable on chip beam summing and shaping for state-of-the-art high bit rate free space optical communication. John departed his high-speed radiation detection group which helped to eliminate underground nuclear testing by using super fast detectors fabricated by John at Los Alamos National Laboratory. He left to join a group of Sandians to form Micro-Optic Devices (MoDE) Inc. –John later managed quality assurance (QA) and production for VCSEL-based computing and display products at start ups including OptiComp Inc. (later Zephyr Photonics) near Lake Tahoe, Nevada and Novalux Inc. in Sunnyvale, CA (in the heart of Silicon Valley).



Dr. James Lott

CTO, Co-Founder OptiPulse

Dr. James Lott is world renowned for photonic materials, devices, and integrated photonic systems research and development (R&D) including record breaking semiconductor VCSELs and VCSEL arrays (the core OptiPulse technology) – with over 15 years of international and high-technology company leadership experience and over 20 years of national lab/university/military R&D leadership. Jim was previously an applied physics and electrical engineering professor. He is a retired US military science/engineering officer.

USE OF PROCEEDS

If the offering's maximum amount of $500,000 is raised:

Use	Value	% of Proceeds
Prototype Development	$400,000	80.0%
Equipment	$10,000	2.0%
Engineering	$5,000	1.0%
General and Administrative Expenses	$20,500	4.1%
Marketing	$20,000	4.0%
Key Employees	$20,000	4.0%
Intermediary fees	$24,500	4.9%

TERMS

This is an offering of Common Stock, under registration exemption 4(a)(6), in optiPulse, Inc.. This offering must raise at least $10,000 by May 17, 2024 at 10:56pm ET. If this offering doesn't reach its *target*, then your money will be refunded. optiPulse, Inc. may issue additional securities to raise up to $500,000, the offering's *maximum*.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

48,982,324 shares
× $0.50 per share

$24,491,162 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

We're also required to share links to each of the SEC filings related to this offering with investors.

- Form C on January 22, 2024
- Form C/A on March 5, 2024
- Form C/A on March 28, 2024

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
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UPDATES

Mar 28, 2024 Filed Form C/A

Mar 5, 2024 Filed Form C/A

Jan 22, 2024 Primary offering of 1,000,000 shares at $0.50

Jan 22, 2024 Filed Form C

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